Exhibit 99.5

Aon Corporation

Corporate and Other - Continuing Operations

	Fourth Quarter Ended				Twelve Months Ended
(millions)	Dec. 31, 2004	Dec. 31, 2003	Percent Change		Dec. 31, 2004	Dec. 31, 2003	Percent Change

Revenue
Income from marketable equity securities and other investments (1)	$13	$36	(64)%		$49	$137	(64)%
Limited partnership investments	—	—	—		6	1	500
Net gain (loss) on disposals and related expenses (2)	48	4	+500		54	(13)	N/A
Total revenue	61	40	53		109	125	(13)

Expenses
General expenses	28	17	65		81	61	33
Interest expense (3)	35	22	59		136	101	35
Unusual credits - World Trade Center	—	(60)	N/A		—	(14)	N/A
Total expenses	63	(21)	N/A		217	148	47

Income (loss) before income tax	$(2)	$61	N/A	%	$(108)	$(23)	N/A %

Notes:

	Fourth Quarter Ended			Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003	Percent Change	Dec. 31, 2004	Dec. 31, 2003	Percent Change

(1) Includes (millions):
Income from Endurance warrants	$9	$16	(44)%	$—	$80	(100)%
Equity earnings - Endurance	—	18	(100)	38	46	(17)
Total	$9	$34	(74)%	$38	$126	(70)%

(2) Includes (millions):
Gain on sale of Endurance stock	$37	$—	N/A %	$48	$—	N/A %
Impairment writedowns	(1)	(2)	N/A	(3)	(36)	N/A

(3)  Upon the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its trust preferred capital securities, which was offset by an increase in notes payable. Interest expense for fourth quarter and twelve months 2004 includes $15 million and $58 million, respectively, on these notes payable.